Exhibit 99.1

August 25, 2015

Important Notice Regarding CenterPoint Energy Savings Plan Blackout Period and Your

Rights to Trade CenterPoint Energy, Inc. Common Stock During the Blackout Period

To:	All Directors and Executive Officers of CenterPoint Energy, Inc. and its Subsidiaries

The purpose of this notice is to inform you that the CenterPoint Energy Savings Plan (the “Plan”) will be entering a blackout period due to the scheduled transition of Plan recordkeeping services from Aon Hewitt to Voya Financial. As a result of this transition, there will be a period of time when participants in the Plan will be unable to access the portion of their accounts invested in CenterPoint Energy, Inc. Common Stock to direct or diversify their investments or obtain a loan or distribution from the Plan. As a director or executive officer of CenterPoint Energy, Inc. and/or its subsidiaries, this blackout of the Plan has a direct impact on your ability to trade CenterPoint Energy, Inc. Common Stock.

Under Securities and Exchange Commission (“SEC”) rules published pursuant to the Sarbanes-Oxley Act of 2002 (P.L. 107-24), which apply to 401(k) plan blackout periods, during “any period of more than three consecutive business days during which the ability to purchase, sell or otherwise acquire or transfer an interest in any equity security of such issuer held in an individual account is temporarily suspended by the issuer or by a fiduciary of the plan,” corporate insiders may no longer trade employer securities held outside of the plan. Specifically, the insider trading provision prohibits corporate insiders from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security of a publicly traded company that they acquired in connection with service or employment as a director or executive officer of that company. All shares held by you will be presumed to be acquired in connection with your service as a director or executive officer, unless you can establish by specific identification that the transaction was not of stock acquired in connection with your service. The SEC’s rules provide a limited number of exemptions from the trading restriction. If you would like more information regarding these exemptions, please contact Vincent Mercaldi at (713) 207-7414 or vincent.mercaldi@centerpointenergy.com.

Key Dates for Prohibition from Trading CenterPoint Energy, Inc. Common Stock*

Period Begins ..................................................................................	September 23, 2015
Period Ends .....................................................................................	During the Calendar Week of October 4, 2015

*	The trading prohibition related to the Plan’s blackout period is in addition to and will be during the blackout periods under CenterPoint Energy’s insider trading policy, including the quarterly trading prohibitions related to the public release of financial results for the applicable quarter as well as any special blackout periods declared by CenterPoint Energy.

Violations of the insider trading prohibition will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Securities Exchange Act of 1934, including, in some cases, criminal penalties.

While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout is needed. Please direct any questions regarding this notice, including questions regarding whether the blackout period has begun or ended, to Vincent Mercaldi, 1111 Louisiana, Houston, Texas 77002, or by calling him at (713) 207-7414 or vincent.mercaldi@centerpointenergy.com. A copy of the blackout notice provided to Plan participants is attached.

Dana O’Brien

Senior Vice President, General Counsel and Corporate Secretary

Enclosure

This communication

is a government

required document

for your records.

August 2015

Important – Blackout Notice Concerning Your Rights Under the CenterPoint Energy Savings Plan

As previously communicated, CenterPoint Energy is transitioning the administration of the CenterPoint Energy Savings Plan (the “Savings Plan”) to Voya Financial®. In order to complete this transition there will be a period, called a “blackout period,” in which you will be unable to access your account. Please read this notice in its entirety for details on the blackout period.

The blackout period, which is necessary to transition the Savings Plan to Voya, will begin September 23 at 3 p.m. CT (4 p.m. ET) and end during the week of October 5, 2015. During the blackout period you will temporarily be unable to direct or diversify investments in your individual accounts, obtain a loan from the Savings Plan or obtain a distribution from the Savings Plan. Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

During the blackout period, payroll deductions for your Savings Plan and any matching contributions from CenterPoint Energy that you may be eligible to receive will post to your account as soon as administratively possible. You will be able to see these contributions in your Savings Plan account at the end of the blackout period.

You can determine whether the blackout period is in effect by calling the new CenterPoint Energy Savings Plan Center Information Line at 844-273-8692 (for TTY call 877-517-1259). Customer Service Associates will be available Monday through Friday, 7:00 am to 7:00 pm CT (excluding New York Stock Exchange holidays). You will otherwise be notified once the blackout period has ended.

Once the blackout period has concluded, you will have full access to your account through the new Savings Plan website – cnpsavings.voya.com and the new CNP Savings Plan Center Information Line at 844-273-8692.

During the blackout period you will be unable to direct or diversify the assets held in your Savings Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

If you have any questions concerning this notice, you may contact CenterPoint Energy’s partner, Voya, at 844-273-8692 (for TTY call 877-517-1259).

CNP Savings Plan_BlackoutNotice_0815

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